                                FORMAL AGREEMENT

                                     BETWEEN

                           DR. SEUSS ENTERPRISES, L.P.

                                       AND

                                    MCA INC.

                                TABLE OF CONTENTS

                                                                            PAGE

FORMAL AGREEMENT...............................................................1

I.       PROJECT DESCRIPTION                                                   1

II.      APPROVALS AND CONSULTATIONS...........................................2

III.     GRANTS OF RIGHTS AND FINANCIAL TERMS..................................3

         A.       RIGHTS ACQUIRED                                              3

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                                       ii

                                FORMAL AGREEMENT
                                     BETWEEN
                           DR. SEUSS ENTERPRISES, L.P.
                                       AND
                                    MCA INC.

         Dr. Seuss Enterprises, L.P. ("Dr. Seuss Enterprises") and MCA INC.
("MCA") hereby agree as of April 21, 1994, to the following terms and conditions relating to the grant from Dr. Seuss Enterprises of certain specified theme park and related merchandising rights in the Dr. Seuss properties listed on Exhibit A attached hereto (the "Properties") to MCA (as defined in Section 1(d) of the
Terms and Conditions) (such Terms and Conditions attached hereto as Exhibit B and incorporated by this reference herein), all as set forth below ("Formal
Agreement"). This Formal Agreement is entered pursuant to the provisions of
Section VI, paragraph "L," of that certain agreement between Dr. Seuss
Enterprises and MCA effective April 21, 1994 (known as the "Short Form
Agreement") and supersedes said Short Form Agreement.

I.  PROJECT DESCRIPTION

         MCA is developing a complete destination resort on approximately 800 acres owned by it and a partner in Orlando, Florida, on which Universal Studios
Florida is located and attracted over seven million visitors in 1993, which will include a second gated theme park, "The Second Gate".

         "The Second Gate" will be similar in size, quality and originality to
Universal Studios Florida and is expected to generate even greater attendance, stay time and visitor expenditures given the unique appeal of the park and the synergies which will arise from a total destination resort concept.

         Within "The Second Gate", as a major component, MCA proposes to include a totally themed environment based on Dr. Seuss properties which may be called
"The World of Dr. Seuss". The World of Dr. Seuss will be substantially similar to that described in the conceptual materials previously furnished to Dr. Seuss
Enterprises (subject to the technical and budgetary feasibility of developing the concepts presented), and any significant deviations will be subject to Dr.
Seuss Enterprises' reasonable approval, provided such approval will be exercised in a manner so as to permit the development of The World of Dr. Seuss in a reasonable manner. As contemplated, and as previously presented to Dr. Seuss
Enterprises, The World of Dr. Seuss will include shows, rides and other entertainment attractions as well as Dr. Seuss themed facilities and carts selling food and merchandise.

         No other proprietary characters, materials or trademarks may be presented as attractions or elements of The World of Dr. Seuss without the consent of Dr. Seuss Enterprises,

                                       1

except in connection with temporary special events such as parades that pass through the area and except as provided herein.

         Within The World of Dr. Seuss the preponderance of logo merchandise sold will be that which is licensed from Dr. Seuss Enterprises, and in no event will a Dr. Seuss character or other Dr. Seuss material, including trademarks, be combined on any item (other than the applicable theme park name and logo) of merchandise with any non-Dr. Seuss character or material without the consent of
Dr. Seuss Enterprises.

         Within The World of Dr. Seuss there will be no items of merchandise or service sold which are inappropriate for or inconsistent with the Dr. Seuss image such as packaged alcoholic products, cigarettes, "adult" entertainment or products, and the like.

II. APPROVALS AND CONSULTATIONS

         The Merchandise sold and Attractions within The World of Dr. Seuss will be designed in consultation with representatives of Dr. Seuss Enterprises, and all major Attractions (as well as all Merchandise developed for sale) will be subject to approval of Dr. Seuss Enterprises which will not be withheld in an unreasonable manner and will be exercised in a manner so as to permit the development of The World of Dr. Seuss in a reasonable manner.

         Because of the extensive time and effort (as well as cost) involved in designing and constructing theme park attractions, including the multi-million dollar attractions planned for The World of Dr. Seuss, approvals need to be granted or denied in a timely manner. Accordingly, if Dr. Seuss Enterprises does not respond within two weeks after presentation of a written request for approval, such silence will be deemed an approval; provided, however, that if the exigencies of production or preparing merchandising, advertising or promotional materials require a shorter approval period, Dr. Seuss Enterprises will, upon request, use best efforts to respond on an expedited basis. Rejection from Dr. Seuss Enterprises will include specific reasons and, to the extent feasible, suggested revisions that would make the submittal acceptable. Dr.
Seuss Enterprises agrees to keep MCA notified in writing as to which officer and/or agent of Dr. Seuss Enterprises is designated to give its consent and/or approval hereunder.

         Once specific design/development stages (such as storyboards or schematic drawings or artwork for theme park elements and drawing and specifications for items of merchandise) are approved for elements of The World of Dr. Seuss and Dr. Seuss Merchandise, such elements or merchandise items can continue in development and be deemed approved unless MCA shall make significant deviation in the same.

                                       2

         All theme park elements and merchandise will be of the comparable high quality maintained by MCA throughout Universal Studios Florida.

         Approval rights will be exercised consistent with the following criteria:

         1. The specific theme park use or merchandise must be of high quality and consistent with the standards maintained by MCA throughout Universal Studios
Florida.

         2. Dr. Seuss Elements must not be portrayed in a manner which is demeaning, derogatory, or inconsistent with their character.

         3. Dr. Seuss Elements must be portrayed in a manner that is not inconsistent with their portrayal in the licensed properties in forms of use previously approved by Dr. Seuss Enterprises or in the underlying books.

         4. Dr. Seuss Elements must reflect artistic quality and preservation of the integrity of the characters consistent with that of the Properties.

III. GRANT OF RIGHTS AND FINANCIAL TERMS

     A.  RIGHTS ACQUIRED

         1. Theme Park Rights and Related Advertising Rights

         Subject to the approvals as previously set forth, Dr. Seuss Enterprises grants to MCA the worldwide exclusive license to use Dr. Seuss Elements in
Attractions at Theme Parks (all as defined in Section 1 of the Terms and
Conditions). Use of Dr. Seuss Properties is subject to the reservations or exceptions set forth on Exhibit A.

              a. The parties acknowledge that the book Oh, the Places You'll Go!
and the story "What Was I Scared Of?" from the book Sneetches and Other Stories are subject to an existing agreement with TriStar Pictures, Inc. and may not be used under this Formal Agreement for a period of seven (7) years from July 13,
1994.

              b. The parties acknowledge that "Daisy-Head Mayzie", an as-yet unpublished book, is subject to a holdback of seven years from the date of first broadcast or ten years from July 23, 1993, whichever is earlier, under an existing contract, and may not be used until that contract permits. Dr. Seuss
Enterprises shall provide written notice to MCA as soon as such rights are clear and MCA can use this property immediately thereafter.

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              c. None of the works referred to in the foregoing subparagraphs a.
and b. will be licensed to any other party for any of the exclusive rights granted hereunder or in a manner inconsistent with the rights granted in this
Formal Agreement while this Formal Agreement remains in effect.

         MCA's rights hereunder include the exclusive right to use Dr. Seuss
Elements in any Attraction in a Theme Park (all as defined in Section 1 of the
Terms and Conditions). The right to use the title "The World of Dr. Seuss" in connection with a Theme Park created pursuant to this Formal Agreement is a non-exclusive license only other than for Theme Parks, for which it is an exclusive license, and the same or similar title may be used by other licensees of Dr. Seuss Enterprises in noncompeting contexts.

         Dr. Seuss Enterprises also grants to MCA the right to use Dr. Seuss
Elements in connection with the advertising, publicizing and marketing of "The
Second Gate" or other Theme Park based on Dr. Seuss Elements consistent with the normal manner in which MCA markets its parks or attractions subject to any limitations provided in this Formal Agreement ("Marketing Rights").

         The Marketing Rights will include the right to have joint promotions for "The Second Gate" involving The World of Dr. Seuss or the Attractions thereof or corporate sponsorship of the same, it being understood that in such joint promotions or corporate sponsorships, it will be clear that it is The
World of Dr. Seuss (or the Attractions thereof) at "The Second Gate" and not the
Dr. Seuss Elements independent of "The Second Gate" which are being included in such materials, and that the Dr. Seuss Elements are not affiliated with or endorsing any product or service other than "The Second Gate", but rather are merely portrayed as elements offered at "The Second Gate". Dr. Seuss Enterprises shall have a reasonable right of approval with respect to any such joint promotions or corporate sponsorships, which right of approval shall be exercised in accordance with the criteria and procedures described in Article II of this
Formal Agreement, and in this subparagraph. Neither Properties nor Dr. Seuss
Elements will be used to endorse products. Further, no such promotions or corporate sponsorships will be with products reasonably considered inappropriate for Dr. Seuss Elements or inconsistent with the Dr. Seuss public image, or inconsistent with established Dr. Seuss Enterprises marketing relationships.
From time to time, Dr. Seuss Enterprises will furnish MCA with the various marketing relationships it has, and MCA will not enter into any joint promotions or corporate sponsorships with any other companies in any of the categories specified by Dr. Seuss Enterprises.

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         2. Merchandise Rights

         Dr. Seuss Enterprises grants to MCA a non-exclusive license to use the
Properties and Dr. Seuss Elements to make and have made merchandise (other than publishing, home or interactive videos, and phonograph recordings) for sale solely within (i) "The Second Gate", (ii) other Theme Parks owned or operated by
MCA pursuant to Article IV, and (iii) in stores owned by MCA or by the operator of a Theme Park operated pursuant to Article IV where a wide collection of its theme park merchandise is sold, provided such stores are located within 25 miles of an MCA owned or operated Theme Park (stores owned and operated by MCA within an airport may be beyond the 25-mile limit if in the ADI market of the city where the Theme Park is located, provided there shall not be airport stores at more than two airports for any one Theme Park). As a direct merchandise licensee, MCA's rights will be non-exclusive in the sense that Dr. Seuss
Enterprises may license third parties (but not for products identified with a
Theme Park created pursuant to this Formal Agreement) to develop and sell items in the same categories (e.g., clothing, mugs, caps, etc.).

         Merchandise offered for sale by MCA will be manufactured to MCA's order
(subject to the aforesaid approval rights) or purchased from licensees of Dr.
Seuss Enterprises. The appropriate royalty specified below will accrue upon receipt by MCA of the licensed merchandise, and will not be subject to reduction for returns, defective merchandise (where MCA or its designee is the manufacturer), or unsold goods.

         If MCA purchases merchandise from parties which are licensed by Dr.
Seuss Enterprises, the MCA royalty payable hereunder will be the excess, if any, between the royalty specified in this Formal Agreement and the royalty payable to Dr. Seuss Enterprises by such licensee. MCA will receive credit (for purposes of off-setting advances) only for any royalty payable by MCA under this Formal
Agreement.

Assuming comparability of price, quality, and ability to deliver the quantity desired on the schedule specified, MCA will give preference in purchase of Dr.
Seuss themed merchandise to Esprit de Corp. or any other then current licensee of Dr. Seuss Enterprises (if Esprit de Corp. is currently a licensee of Dr.
Seuss Enterprises).

         3. Retained Rights

         All rights in and to the Properties and associated rights are retained by Dr. Seuss Enterprises, except for the specifically identified granted rights, and Dr. Seuss Enterprises reserves the right to use, and to license others to use, the reserved rights so long as not in conflict with the rights granted under this Formal Agreement. MCA recognizes that Dr. Seuss Enterprises or its predecessors in interest have previously

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granted all of the rights and licenses to third parties, which are described in
Exhibit B.

    B.   FINANCIAL TERMS

         1. Advance Payments

              MCA will make an advance payment of $*** payable as follows:

              a.   $*** (receipt of which is acknowledged).

              b.   October 1, 1994 - $***

              c.   October 1, 1995 - $***

              d.   October 1, 1996 - $***

         If MCA shall fail to make any of the above payments on a timely basis and provided Dr. Seuss Enterprises is not in material default of this Formal
Agreement, MCA's license under this Formal Agreement shall terminate and neither party shall have any further obligations under this Formal Agreement and this
Formal Agreement shall terminate. Any payments made as aforesaid shall be non-refundable.

         2. Merchandise Royalties and Merchandise Guarantees

         Each year, beginning on the date described in Subparagraph (c) below,
MCA will pay to Dr. Seuss Enterprises an amount equal to the greater of the
Merchandise Royalty or Merchandise Guarantee, as such terms are hereinafter defined.

         As provided in subparagraph (d) hereinbelow, of the $*** advance payment described in paragraph 1, $*** shall be a pre-payment (until such $***
is totally absorbed) of the annual Merchandise Guarantees and Merchandise
Royalty hereinafter described. Until such $*** has been totally absorbed, the
Merchandise Royalty and Merchandise Guaranty payable hereunder shall be $***
annually.

              a. "Merchandise Royalty" shall mean the applicable percentage royalty set forth below of the wholesale cost (or if manufactured by MCA or its affiliates its cost of manufacturing) of all Dr. Seuss Merchandise offered for sale by MCA pursuant to this Formal Agreement [excluding all consumable items
(even if the packaging of such items is themed around the Properties)], without reduction for returns, defective merchandise (where MCA or its designee is the manufacturer), unsold goods or any other item (the "Wholesale Cost"):

                   i. The Merchandise Royalty shall be *** percent of Wholesale
Cost to MCA of all Merchandise ***.

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                   ii. The Merchandise Royalty shall be *** percent of Wholesale
Cost to MCA of all Merchandise ***.

         The Merchandise Royalty shall accrue upon receipt by MCA of the applicable Merchandise or other item, as provided in this section.

              b. "Merchandise Guarantee" shall mean the minimum annual amount payable (regardless of the actual Merchandise Royalty or Wholesale Costs in any year) set forth below:

                   i. The Merchandise Guarantee shall be $*** ***.

                   ii. The Merchandise Guarantee shall be $*** ***.

                   iii. The Merchandise Guarantee shall be $*** ***.

                   iv. It is the intent of this Agreement that MCA shall be able to offer a line of approved Dr. Seuss merchandise for sale at the Theme Park.
Dr. Seuss Enterprises will not exercise its approval rights so as to frustrate the intent of this Agreement.

              c. Payment of the Merchandise Royalty or Merchandise Guarantee, as
applicable, shall begin either when The World of Dr. Seuss or first Theme Park is open to the public or on December 31, 2001, whichever shall occur first, and succeeding annual payments shall be made on each anniversary date thereof (the
"Anniversary Date"). The payment due upon the opening of "The Second Gate" or first Theme Park shall be the minimum Merchandise Guarantee described above.
Thereafter, each annual Merchandise Guarantee or Merchandise Royalty shall be
*** at "The Second Gate". Any appropriate *** shall be made within 30 days

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following the end of the quarter in which the Anniversary Date occurs. Any ***
shall be treated as a credit toward the following year's payments. Failure to make any Merchandise Royalty or Merchandise Guarantee payment when due accompanied by a written notice of license termination by MCA or, subject to the cure provision contained in Section 12 of the Terms and Conditions, failure to make any Merchandise Royalty or Merchandise Guarantee payment when due without written notice of license termination by MCA shall cause MCA's license under this Formal Agreement to terminate (and MCA will discontinue operation of The
World of Dr. Seuss or any other Attractions containing Dr. Seuss Elements) and neither party shall have any further obligations under this Formal Agreement and this Formal Agreement shall terminate, provided, however, that MCA shall have the right to sell off merchandise and accept returns as to merchandise inventoried or stocked or tied into the Theme Park for a period of six-months.

              d. Notwithstanding the foregoing, no actual payment of any earned
Merchandise Royalty or Merchandise Guarantee in excess of $*** in any given year shall be made, until such time as the aggregate amount of all such Merchandise
Royalty and Merchandise Guarantees due and payable in excess of all such $***
yearly payments shall equal $***. In other words, until the $*** advance is
"earned out," each year MCA must pay to Dr. Seuss Enterprises $*** (which amount shall in any event be non-refundable), and the difference between the $***
payment and the actual amount earned by Dr. Seuss Enterprises (which will be the greater of the Merchandise Royalty or applicable Merchandise Guarantee) will be applied to earn out the $*** amount. After the $*** amount is fully absorbed, in any year in which the amount of Merchandise Guarantee is exceeded, the appropriate royalties shall be paid on a quarterly basis, within 30 days after the end of each quarter commencing with the first full quarter after the
Anniversary Date on which the $*** amount is fully absorbed.

         3. If MCA agrees to pay (whether under an existing deal or a future deal while this Formal Agreement is in effect) to any unrelated third party who is licensing Theme Park rights (for other than a temporary, short term use), for the right to use its proprietary properties in an MCA theme park, a form of compensation based on a percentage of the retail sale by MCA of licensed merchandise, or a higher royalty based on the wholesale cost to MCA of the merchandise, or a percentage or fee based on gross revenues or gross receipts of the theme park, or any substantial portion thereof (including admission charges and/or food sales, but excluding (a) agreements where there is a bona fide and substantial continuing element of personal services, (b) restaurants, and (c)
bona fide franchise arrangements, such as McDonald's or Popeye's Chicken), MCA shall promptly inform Dr. Seuss Enterprises of such arrangement. Dr. Seuss
Enterprises can elect, within 60 days after receipt of such notice, to take the material financial terms of such other arrangement and make

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such form of compensation applicable to this Formal Agreement in which case MCA will receive credit for the sums theretofore paid to Dr. Seuss Enterprises. This paragraph shall not apply to (1) an agreement with a company taking a significant equity interest in the theme park involved, or (2) an agreement where the elements granted (i.e., the group of characters) consist (a) of a major library or the collected works of well known authors or artists (allowing for isolated characters that may not be available, or for that portion of a collection of characters that are not consistent with the theme of the theme park in question) or (b) of a large number of properties assembled by a major company owning properties appropriate for the theme park in question.

         4. MCA may purchase, in the sole discretion of MCA and as appropriate for its needs, Dr. Seuss merchandise produced by Dr. Seuss Enterprises or a licensee of Dr. Seuss Enterprises. Dr. Seuss Enterprises will use its best efforts to encourage its current and future licensees to offer Dr. Seuss merchandise for sale to MCA on terms no less favorable than those offered to any other purchaser of Dr. Seuss merchandise, although MCA acknowledges that Dr.
Seuss Enterprises cannot be obligated to provide such terms.

IV. OTHER THEME PARKS

    A.   GRANT OF RIGHTS

         MCA shall have the exclusive world wide right to develop Attractions based on Dr. Seuss Elements in other Theme Parks it owns or operates (either alone or in conjunction with other parties), except that MCA will not develop or operate more than three Theme Parks based on the Dr. Seuss Elements in the
United States.

         Additional Theme Parks shall be subject to all the terms and conditions of this Formal Agreement provided that each Theme Park's development and related merchandising shall be treated separately with respect to approval rights, insurance, accounting, reports and royalties and other financial matters, and there shall be no cross-collateralization. The parties shall enter into a separate agreement substantially identical (except for the description of the
Theme Park) with this Formal Agreement for each additional Theme Park. All items which have previously been approved shall be deemed approved for any new Theme
Parks.

    B.   FINANCIAL TERMS

         All annual payments and guarantees described in Paragraph III.B.2 of this Formal Agreement shall be required for each such additional Theme Park utilizing Dr. Seuss Elements, and in addition an advance payment of $*** shall be paid at the rate of $*** upon the first public announcement that such Theme
Park will contain Dr. Seuss Elements (or the commencement of construction of Dr.
Seuss

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Attractions, whichever shall occur first). Thereafter, there will be additional payments of $*** each upon the following two anniversary dates of such initial payment. In no event will the entire $*** be paid later than the opening of the
Attractions based on Dr. Seuss Elements to the public. *** dollars of the aforesaid $*** advance would be entirely "absorbed," and the other financial terms described in Paragraph III.B.2 shall apply, in the same manner described previously. Once the above payments are commenced with regard to an additional
Theme Park, if the subsequent payments (i.e., either of the $*** payments) are not made, MCA's rights to that location lapse (but not its exclusivity) without further obligation by either party pursuant to such location's agreement, and payments must be commenced "de novo" - i.e., the initial $*** payment must be made again if MCA thereafter wishes to utilize Dr. Seuss Elements at that location.

V.  OVERALL MERCHANDISING RELATIONSHIP

         MCA would like to explore with Dr. Seuss Enterprises the possibility of forming a joint venture to develop and exploit merchandising opportunities in the Properties. Such joint venture, being the sole entity authorized to merchandise Dr. Seuss (other than the Theme Park Merchandising Rights described above) would be empowered, at its own expense, to police and prosecute all non-licensed (i.e., "bootleg") Dr. Seuss merchandise.

         While Dr. Seuss Enterprises presently supervises and grants its own merchandise licenses, if it decides to grant broad multiple category merchandise licensing rights to an unrelated third party, MCA will have a first right to negotiate to exploit such merchandising rights. Additionally, from time to time,
MCA may make presentations to Dr. Seuss Enterprises with a goal of entering into a licensing relationship for specific categories of merchandise. The foregoing shall in no way be construed to limit Dr. Seuss Enterprises' rights to continue to grant licenses to such third parties and for such categories of merchandise as it shall select in its discretion subject to the licenses granted to MCA hereunder.

VI. MISCELLANEOUS LEGAL

    A. This Formal Agreement is subject to the Terms and Conditions which are attached to this Formal Agreement as Exhibit B and incorporated by this reference.

    B. Dr. Seuss Enterprises will execute the undated Short Form Copyright
License attached to this Formal Agreement as Exhibit C. Immediately upon execution of this Formal Agreement, MCA will record Exhibit C with the United
States Copyright Office

or such other offices or places in the world as may be reasonably necessary to protect MCA's rights.

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Mca Inc.                               DR. SEUSS ENTERPRISES, L.P.,

                                       By: Geisel-Seuss Enterprises, Inc.
By: /s/ Ron Bension                        General Partner
    ---------------------------------
    Ron Bension, Chairman
    MCA Recreation Services            By: /s/ Audrey S. Geisel
                                           ---------------------------------
                                           Audrey S. Geisel, President

                                       By: /s/ Karl ZoBell
                                           ---------------------------------
                                           Karl ZoBell, Vice President

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                                FORMAL AGREEMENT
                                     BETWEEN
                           DR. SEUSS ENTERPRISES, L.P.
                                       AND
                                    MCA INC.

                              TERMS AND CONDITIONS

         These Terms and Conditions are a part of the Formal Agreement between
MCA INC. ("MCA") and Dr. Seuss Enterprises, L.P. ("Dr. Seuss Enterprises") dated as of April 21, 1994 ("Formal Agreement") and by this reference made a part of the Formal Agreement. As used in these Terms and Conditions and in all Exhibits which are attached to these Terms and Conditions, capitalized terms have the same meaning as the terms defined in the Formal Agreement or which are otherwise defined in the Terms and Conditions or Exhibits, as the case may be.

1.  DEFINITIONS

    a. Dr. Seuss Elements. As used in this Formal Agreement, "Dr. Seuss
Elements" means, without limitation (but solely and exclusively in connection with the rights granted pursuant to Paragraph III(A) of the Formal Agreement), any of the characters and/or "locations" contained in the Properties (as defined in the Formal Agreement), the name "Dr. Seuss," art work, plots, dialogue, common phrases, trademarks and/or logos, likenesses, visual representations, digitized likenesses, symbols, designs, personalities, mannerisms, themes, plans, elements contained in the Properties and, to the extent owned by Dr.
Seuss Enterprises and not subject to conflicting grants or agreements, music, drawings, cartoon and film footage and sequences, stills, live action footage, voices, storyboards and animations contained in material associated with the
Properties.

    b. Attraction. As used in this Formal Agreement, "Attraction" means, without limitation (but solely and exclusively in connection with the rights granted pursuant to Paragraph III(A) of the Formal Agreement), live performances, shows, exhibits, attractions, animated and non-animated films (using both then existing films owned or licensed by Dr. Seuss Enterprises and films that may be produced for MCA's purposes; provided, however, that use of existing films owned or licensed by Dr. Seuss Enterprises is subject to Dr. Seuss Enterprises' prior written approval and subject to availability of rights under existing agreements relating to such films), visual displays, demonstrations, set designs, musical shows, live or taped shows or films, all configurations of digital storage and delivery systems and/or technology now known or hereafter devised, including without limitation, all computer-assisted media rights (including without limitation, CD-ROM, CD-I, 3D0 and all similar hard or floppy disc systems, interactive cable limited to exhibition and use within Theme Parks owned or operated by MCA pursuant to this Formal Agreement and the marketing thereof (as provided in Paragraph III(A) of the Formal

Agreement) and all other interactive media, systems, devices or methods now known or hereafter devised), virtual reality devices or simulators, backgrounds, costumes, amusement park rides, ride/films, funhouses, strollers, restaurants, food vending facilities, food or merchandise carts, game/arcade areas, decorations, activities, shops, and as otherwise provided in this Formal
Agreement and, subject to Paragraph II of the Formal Agreement, in any other manner in which characters or elements are used (or are going to be used) by any means of demonstration, exhibition or technology whether now known or hereafter invented (provided such means shall be consistent with the grant of rights contained in Paragraph III(A) of the Formal Agreement) by MCA in Theme Parks.

    c. Theme Park. As used in this Formal Agreement, "Theme Park" means any theme park, studio tour, or similar tourist attraction (whether now known or hereafter invented) (such as, by way of example only, Universal Studios Florida,
Universal Studios Hollywood and "The Second Gate") or any separately identified area or component thereof, or other group location-based entertainment areas
("GLBEA") which shall contain without limitation a combination of Attractions
(such as, by way of example, visual displays, attractions, amusement park rides, funhouses, game/arcade areas (other than coin-operated arcade games and CD-ROMs for home use), ride films and virtual reality devices or simulators), provided that MCA shall not open any GLBEA containing the Dr. Seuss Elements separate and apart from "large scale" centers such as Universal Studios Florida, Universal
Studios Hollywood and "The Second Gate".

    d. MCA. As used in this Formal Agreement, "MCA" means any corporation related to or affiliated with MCA INC., or any corporation, partnership or other venture in which MCA, or any corporation or partnership related to or affiliated with MCA, has an ownership or management interest. The parent company, MCA INC., which is signatory to this Formal Agreement shall remain primarily responsible for all payments and other obligations called for in this Formal Agreement, and
MCA INC. may not, without prior written approval of Dr. Seuss Enterprises, assign or sublicense any rights hereunder to any entity that does not qualify as one of the entities described above, except as provided in paragraph 10 of these
Terms and Conditions.

2.  WARRANTY OF TITLE

         Dr. Seuss Enterprises represents and warrants that Dr. Seuss
Enterprises has the right to enter into and to perform all of Dr. Seuss
Enterprises' obligations under this Formal Agreement, and the execution, performance and delivery by Dr. Seuss Enterprises of this Formal Agreement has been duly authorized by all necessary corporate action on Dr. Seuss Enterprises'
part; this Formal Agreement constitutes Dr. Seuss Enterprises' legal, valid and binding obligation enforceable in accordance with its terms; Dr. Seuss
Enterprises is the sole and

                                       2

exclusive owner in the United States, Japan, France and the United Kingdom
during the term of this Formal Agreement of all the rights granted pursuant to this Formal Agreement (subject to the expiration of the applicable terms of copyrights (which term includes the renewal period in the Properties subject to renewal) in the Properties and expiration of trademark rights, if such trademark rights are susceptible to expiration), including, without limitation, the Dr.
Seuss Elements; Dr. Seuss Enterprises has made no grant of rights inconsistent with the rights granted to MCA in this Formal Agreement; there are no attachments, liens, encumbrances, or other legal disabilities which exist that would impair MCA's ability to exercise MCA's rights under this Formal Agreement;
there are no claims or, to the best of Dr. Seuss Enterprises' knowledge using due diligence, threatened claims, against Dr. Seuss Enterprises, MCA or any third party relating to the use by MCA, Dr. Seuss Enterprises or any other party of the Dr. Seuss Elements or any of the rights granted to MCA under this Formal
Agreement; the underlying materials from which the Dr. Seuss Elements are derived, including without limitation the Properties, consist of copyrighted and in some cases trademarked materials, and all such copyrights and trademarks are owned solely by or licensed to Dr. Seuss Enterprises on an exclusive basis; with respect to the United States, Japan, France and the United Kingdom, all
copyrights, trademarks and other proprietary rights subject to registration in respect of the Dr. Seuss Elements are valid and subsisting without any attachment, lien or encumbrance and there are no other proprietary rights, whether granted by Dr. Seuss Enterprises or otherwise, that would be infringed by the exercise by MCA the rights granted under this Formal Agreement; Dr. Seuss
Enterprises is the owner in the United States of America, France, Japan and the
United Kingdom, without any attachment, lien or encumbrance, of all copyrights and trademarks regarding the Dr. Seuss Elements, and all such copyrights and trademarks are valid and subsisting; Dr. Seuss Enterprises will cause the appropriate party to timely renew any copyright subject to renewal in connection with any and all of the Properties; Dr. Seuss Enterprises has not made any grants inconsistent with the grant of rights to MCA under this Formal Agreement;
the Properties do not contain any libelous or obscene matter, do not violate the right of privacy or any other right of any party or person, and are not in the public domain (except as reflected on Exhibit A hereof).

         MCA represents and warrants that MCA has the right to enter into and to perform all of MCA's obligations under this Formal Agreement; this Formal
Agreement constitutes MCA's legal, valid and binding obligation enforceable in accordance with its terms; and all Theme Parks, stores, outlets, goods and services sold or operated by MCA in connection with its performance hereunder shall be of high quality consistent with other MCA theme parks, stores, outlets, goods and services sold or operated by MCA and suitable for their intended purpose.

                                       3

3.  COPYRIGHT/TRADEMARK

         MCA will take appropriate action as reasonably directed by Dr. Seuss
Enterprises to protect all copyrights and trademarks (including the use of appropriate notices, as directed by Dr. Seuss Enterprises) in connection with the uses granted hereunder, including in-park uses, merchandise, advertising and packaging.

         Dr. Seuss Enterprises shall own all right, title and interest, including all copyrights and copyright renewals and extensions, and causes of action of any kind, with respect to any portion or component of any theme park element, retail element, goods or other item created by or for MCA if and to the extent that it uses a portion of or incorporates the Properties or Dr. Seuss
Elements, including all characters, text, and images contained therein, whether such portion or component is a "derivative work" or "new work" under the United
States or other applicable copyright laws (the "Work Product"), and such Work
Product will be licensed to MCA pursuant to the terms of this Formal Agreement.
MCA hereby sells, assigns, and transfers to Dr. Seuss Enterprises its entire worldwide right, title and interest in and to all Work Product and shall obtain and provide to Dr. Seuss Enterprises appropriate written work for hire agreements or assignments, as appropriate, executed by any person or party who has made any contribution to the creation of the Work Product, such that ownership in such Work Product is in the name of Dr. Seuss Enterprises, free of any claims, interests or rights of any other parties. MCA agrees not to permit any persons to retain or reserve by oral or written agreement any rights as
"authors" of such Work Product.

         Subject to the terms and conditions of this Formal Agreement, during the term of this Formal Agreement and following the termination thereof, Dr.
Seuss Enterprises agrees that it shall not use, copy or exploit such Work
Product, provided that the foregoing will not be construed to prevent Dr. Seuss
Enterprises from using or licensing any of the Properties or Dr. Seuss Elements, or any portion of the Properties or Dr. Seuss Elements, including all characters, text and images, for the creation of new (defined to exclude nonmaterial changes to the Work Product) or independently created works, derivative works, compilations, etc. of any kind, even if such independently created works are substantially similar to the Work Product. Notwithstanding the foregoing, such uses and/or licenses shall not violate MCA's exclusive license for Theme Park use granted pursuant to Paragraph III(A)(1) of the Formal
Agreement. It is understood that any physical and tangible manifestations of
Work Product, separate and apart from the copyright and other intellectual property rights therein, shall be owned by MCA, provided that MCA shall have no right to exploit same following the termination of the Formal Agreement, subject to MCA's right to sell off Merchandise and accept returns as to Merchandise inventoried or stocked or tied into the Theme Park for a period of six-months.

                                       4

         MCA shall have and retain all exclusive rights in those portions or components of any theme park element, retail element, goods or items comprising or incorporated into the Work Product upon deletion therefrom of all references to Dr. Seuss Elements and the Properties, including any characters, text and images contained in Dr. Seuss Elements and the Properties, trademarks, service marks and the Work Product. MCA shall have all right, title and interest in and to such materials and all proprietary rights therein, including, without limitation, all copyrights and other intellectual property rights, all contract and licensing rights, and all claims and causes of action of any kind with respect to any of the foregoing, whether now known or hereafter to become known.
MCA can exploit or otherwise dispose of its retained rights in MCA's sole discretion.

         MCA shall make reasonable efforts to register the copyright in each such theme park element, retail element, goods or other item showing copyright ownership as a compilation in its name, showing copyright ownership consistent with the foregoing paragraphs, in compliance with the Copyright Laws of the
United States (as amended by the Berne Convention Implementation Act of 1988)
and the Universal Copyright Convention, and shall provide such evidence of such registration as is reasonably satisfactory to Dr. Seuss Enterprises.
Notwithstanding the foregoing, Dr. Seuss Enterprises may elect, upon written notice to MCA, to obtain such copyright registrations and other protection as to the Work Product as it shall deem appropriate.

         Dr. Seuss Enterprises recognizes that copyrights in the Properties are subject to renewal, and that such renewal rights may vest in persons not parties to this Formal Agreement. Dr. Seuss Enterprises represents and warrants that possible statutory heirs of the renewal rights in connection with the Properties have signed the Heir's Agreement dated as of April 21, 1994 (attached hereto as
Exhibit "D" and incorporated herein by this reference); and Dr. Seuss
Enterprises will immediately notify MCA in writing of any new statutory heirs and use best efforts to cause such heir(s) (and/or his or her legal guardian) to sign the Heir's Agreement.

         All trade names, trademarks, service marks, commercial symbols and/or logos used by MCA hereunder which use or incorporate any element of the
Properties or Dr. Seuss Elements ("Marks"), including in connection with theme parks, retail stores, merchandise and services, shall be the sole and exclusive property of Dr. Seuss Enterprises and such Marks are licensed to MCA pursuant to the terms of this Formal Agreement. Subject to the terms and conditions of this
Formal Agreement, during the term of this Formal Agreement and following the termination thereof, Dr. Seuss Enterprises will not use any new Marks which were developed by MCA hereunder, provided that the foregoing will not be construed to prevent Dr. Seuss Enterprises from using or licensing the Properties, including all Dr. Seuss Elements, characters, text and any images in connection with any new

                                       5

(defined to exclude nonmaterial changes to the Marks) or independently created trade names, trademarks, service marks, commercial symbols and/or logos to be used in connection with any goods or services. Notwithstanding the foregoing, such uses and/or licenses shall not violate MCA's exclusive license for Theme
Park use granted pursuant to Paragraph III(A)(1) of the Formal Agreement. It is
understood that any physical and tangible manifestations of the Marks, separate and apart from the intellectual property rights therein, shall be owned by MCA, provided that MCA shall have no right to exploit the same following the termination of the Formal Agreement, subject to MCA's right to sell off merchandise and accept returns as to merchandise inventoried or stocked or tied into the Theme Park for a period of six-months.

         MCA shall have and retain the exclusive rights in those portions or components of the Marks upon deletion therefrom of all references to the
Properties, including any characters, text and images contained in the
Properties, the Dr. Seuss Elements and Work Product. MCA shall have all right, title and interest in and to such materials and all proprietary rights therein, including, without limitation, all trademark, service mark and other intellectual property rights, all contract and licensing rights, and all claims and causes of action of any kind with respect to any of the foregoing, whether now known or hereafter to become known. MCA shall have the right to exploit or otherwise dispose of its retained rights in MCA's sole discretion.

         Each party agrees to take such actions, and to execute, acknowledge and deliver to the other party such assignments, documents, instruments and agreements as the other party shall reasonably request to effect or evidence each party's ownership rights described herein.

         Dr. Seuss Enterprises shall make reasonable efforts to file in the
United States, Japan, France and the United Kingdom such trademark or design applications relating to the use or proposed use by MCA of the Marks in such classes as Dr. Seuss Enterprises shall deem appropriate. MCA shall keep Dr.
Seuss Enterprises informed as to its proposed uses of any Marks, including the jurisdictions and the goods and/or services in connection with which, it proposes to use the Marks and when it proposes to begin using any Mark in any jurisdiction or any goods or services. Dr. Seuss Enterprises shall consider such information in planning and implementing its worldwide trademark registration and enforcement strategy.

         Commencing upon entry of this Formal Agreement, MCA will cooperate with
Dr. Seuss Enterprises to develop a trademark registration program, identifying a reasonable number of Marks which should be registered in a reasonable number of countries, for a reasonable number of international classes (with particular reference to the United States, Japan, France and the United

                                       6

Kingdom) to enable the parties to protect their rights which are the subject of this Formal Agreement.

         MCA shall keep appropriate records (including copies of pertinent invoices and correspondence) and evidence of use relating to the dates when each of the Marks is first used hereunder in each country, and the dates of first use with respect to each Mark in connection with each separate good or service. If so requested to do so by Dr. Seuss Enterprises, MCA agrees to supply Dr. Seuss
Enterprises with samples of such usages of the Marks and other information which will enable Dr. Seuss Enterprises to complete and obtain trademark, service mark or design applications or registrations, or for enforcement purposes. MCA also agrees to reasonably cooperate with Dr. Seuss Enterprises in connection with providing information for, and executing and delivering such documents as are required in connection with complying with any registered user requirements of any country.

         Each party will promptly notify the other of any infringements or violations of the rights licensed to MCA hereunder which come to their attention. The parties agree to consult with each other as to how to respond to each such infringement or violation. In the event the parties jointly conclude that legal or other action should be taken with respect to such infringement or violation, the parties shall promptly and diligently prosecute such action and shall share equally in all costs and expenses and all recoveries and awards, with respect thereto. If either party (i) does not in good faith consult with the other with respect to responding to any infringement or violation in a prompt and timely manner, or (ii) advises the other party that it does not intend to participate in any action, then the other party shall be free to respond to such infringement or violation or proceed with such action in any manner which it deems appropriate, at its own expense, and shall receive all recoveries and awards therefrom. Notwithstanding the foregoing, MCA shall have no right to settle or otherwise dispose of any infringement or violation in any manner which affects, relates to or involves Dr. Seuss Enterprises' Properties, rights, copyrights or Marks licensed under this Formal Agreement, without Dr.
Seuss Enterprises' prior written consent, and Dr. Seuss Enterprises shall have no right to settle or otherwise dispose of any infringement or violation in any manner which affects, relates to or involves the properties, rights, copyrights or trademarks of MCA, without MCA's prior written consent.

4.  INDEMNITIES

         MCA agrees to defend, indemnify and hold harmless Dr. Seuss Enterprises against any claims (except to the extent they are related to breaches in Dr.
Seuss Enterprises' warranties) (i) arising out of MCA's exploitation of the rights granted hereunder, and operation of the theme parks, stores and other outlets, including without limitation, tort liability to

                                       7

Dr. Seuss Enterprises, (ii) arising from MCA's breach of its representations, warranties or covenants contained herein, and any infringement proceedings that may be brought resulting from the use of non-Dr. Seuss elements by MCA, and
(iii) resulting from the use of the Dr. Seuss Properties. Dr. Seuss Enterprises
agrees to defend, indemnify and hold harmless MCA against any claims arising from Dr. Seuss Enterprises' breach of its representations, warranties or covenants contained herein, including any copyright or trademark infringement proceedings that may be brought resulting from the use of the Dr. Seuss Elements by MCA, subject to the limitations in Paragraph 2 of these Terms and Conditions.
Any indemnification obligation hereunder shall apply to the party specified, its respective officers, directors, shareholders, employees, partners, agents, attorneys, successors, assigns, parents, subsidiaries and affiliated companies, and shall cover any claims, costs, lawsuits, liabilities or losses (including reasonable attorneys' fees and all related costs). MCA agrees that it or an appropriate theme park operating entity will provide Dr. Seuss Enterprises with a certificate of insurance evidencing General Liability coverage of a minimum of
$10 million per occurrence, and naming Dr. Seuss Enterprises as an additional insured.

5.  TERM

         Once a theme park containing Dr. Seuss Elements is open, the term of this Formal Agreement will be for so long as MCA is operating such theme park in a manner consistent with the descriptions in Sections 1 and 2 of the Formal
Agreement, it being understood that the copyrights in the Properties may expire during such period. The copyright provisions, warranties, representations and indemnities contained in Sections 2, 3 and 4, above, shall survive the termination of the Formal Agreement.

6.  CREATIVE MATERIALS

         Dr. Seuss Enterprises will cooperate in making available to MCA to the extent same is available, information, artwork, archive material, key personnel and other materials reasonably requested by MCA in order that MCA can creatively develop The World of Dr. Seuss and the Dr. Seuss Attractions and exploit its rights hereunder. MCA will reimburse Dr. Seuss Enterprises for its reasonable costs in this regard.

7.  CONFIDENTIALITY

         Both parties agree that any public announcement concerning the relationship between MCA and Dr. Seuss Enterprises will be at a time, place and manner as is mutually determined by the parties and that neither party will disclose the material provisions of this Formal Agreement, unless required by court order. Dr. Seuss Enterprises will keep confidential any information that is disclosed to Dr. Seuss Enterprises regarding the design and content, budget, techniques, and time tables for

                                       8

The World of Dr. Seuss and/or "The Second Gate" unless and until and only to the extent that this information is made public by MCA, or required to be disclosed by law. Any information provided by Dr. Seuss Enterprises to MCA which is identified as confidential will be kept confidential by MCA to same extent.

         Both parties agree that under any circumstances they will keep confidential the existence of this Formal Agreement and any of its elements.

8.  NOTICES/PAYMENTS

         Any notices, approvals, payments or other communications required or permitted to be given or delivered hereunder shall, unless otherwise permitted, be in writing and shall be delivered personally, transmitted by telex, telecopier or telegraph (if other than a payment), or, except during periods of postal disruption, sent by registered mail, return receipt requested, postage prepaid, to the parties at their respective addresses appearing herein, or at such other addresses as either party may from time to time designate to the other in writing. Any notice, approval or communication so given shall be deemed to have been received on the date on which it is delivered, on the day transmitted if by telex, telecopier or telegraph, or, if mailed, on the second business day next following the mailing thereof, except that any payment shall be deemed made when received. Any such notice shall be sent to the parties at the following addresses:

To:                                   DR. SEUSS ENTERPRISES, L.P.
                                      7301 Encelia Drive
                                      La Jolla, California 92037

Copy To:                              GRAY CARY WARE & FREIDENRICH
                                      1200 Prospect Street, Suite 575
                                      La Jolla, California 92037
                                      Attention:  Karl ZoBell

Copy To:                              INTERNATIONAL CREATIVE MANAGEMENT, INC.
                                      40 West 57th Street
                                      New York, New York 10019
                                      Attention:  Herb Cheyette

To:                                   MCA INC.
                                      100 Universal City Plaza
                                      Universal City, California 91608
                                      Attention:  Ronald Bension

Copy To:                              MCA INC.
                                      100 Universal City Plaza
                                      Universal City, California 91608
                                      Attention:  Anthony Sauber

                                       9

Copy to:                              ROSENFELD, MEYER & SUSMAN
                                      9601 Wilshire Boulevard, 4th Floor
                                      Beverly Hills, California 90210
                                      Attention:  William J. Skrzyniarz, Esq.

         A11 payments hereunder will be made to International Creative
Management, Inc, ("ICM") as agents for Dr. Seuss Enterprises, L.P., 40 West 57th
Street, New York, New York 10019, attention: Herbert Cheyette.

9.  FURTHER INSTRUMENTS

         Dr. Seuss Enterprises will execute, acknowledge and deliver to MCA or cause to be executed, acknowledged and delivered to MCA, in form approved reasonably by MCA, any and all further assignments or instruments which MCA may deem necessary, expedient or proper to carry out and effectuate the purposes and intent of this Formal Agreement. If Dr. Seuss Enterprises fails to execute and deliver to MCA such further assignments or instruments within fifteen business days after MCA's request therefor, then to the extent that Dr. Seuss Enterprises is legally entitled to execute, acknowledge and deliver such assignments or other instruments, Dr. Seuss Enterprises appoints MCA as Dr. Seuss Enterprises'
irrevocable attorney in fact, with the right, but not the obligation, to do any and all acts and things necessary to execute, acknowledge and deliver any such further assignments and other instruments, in the name of and on behalf of MCA, which appointment is deemed to be a power coupled with an interest and irrevocable.

10. SUCCESSOR(S) IN INTEREST

         The rights granted pursuant to the Formal Agreement and/or any other location's agreement pursuant to Article IV of the Formal Agreement may be assigned to any successor owner of a Theme Park containing the Dr. Seuss
Elements and shall inure to the benefit of any such successor owner of such
Theme Park; provided, however, that no such assignment shall relieve MCA, INC.
of its obligations under the Formal Agreement unless such assignment is to a party or guarantor that Dr. Seuss Enterprises reasonably approves as being financially responsible and able to assume the obligations in connection with such Theme Park. Successor parties or guarantors may make subsequent assignments to new parties or guarantors, subject to the foregoing procedure.

11. AUDIT AND REVIEW

         During the term of this Formal Agreement, MCA shall keep full and accurate books of account and copies of all documents and other materials related to this Formal Agreement (the "Records") at MCA's principal office in the United States, for a period of not less than four years after each was generated or prepared in the ordinary course of business. Further, MCA shall provide to Dr. Seuss Enterprises, at the same time it makes

                                       10

payment of any Merchandise Royalty or Merchandise Guarantee, a full and complete statement showing in reasonable detail the basis on which such Merchandise
Royalties were calculated, and providing such other information as Dr. Seuss
Enterprises shall reasonably request.

         Dr. Seuss Enterprises shall have reasonable audit and review rights to verify that proper Merchandising Royalties are paid to Dr. Seuss Enterprises in connection with this Formal Agreement. MCA will keep the Records open to inspection by Dr. Seuss Enterprises or Dr. Seuss Enterprises' duly authorized agents and representatives, who shall have reasonable access to the Records for such purposes at reasonable hours of the day during which MCA's offices are open.

         Dr. Seuss Enterprises shall have the right of inspection of the Records not more than once each calendar year. In the event that Dr. Seuss Enterprises causes an examination to be made of the Records, that examination shall be conducted in a manner as not unduly to interfere with MCA's business. Dr. Seuss
Enterprises and Dr. Seuss Enterprises' duly authorized agents and representatives conducting any examination will maintain the confidentiality of all information obtained by them as a result of such examination and shall not reveal to any other person, firm or corporation any information acquired as a result of such examination, except as may be required by law in connection with any legal action or other proceeding implemented by Dr. Seuss Enterprises to enforce Dr. Seuss Enterprises' rights under this Formal Agreement. MCA will maintain the Records for at least four years as set forth above, except that if a bona fide dispute arises between the parties prior to the end of such four year period with respect to any payment or the information contained in the
Records, then MCA will maintain the Records until a resolution of the dispute, or four years from the date of the termination of this Formal Agreement, whichever last occurs. Dr. Seuss Enterprises shall respect the confidentiality of, the Records, but shall be entitled to make such disclosures reasonable in order to enforce Dr. Seuss Enterprises' rights hereunder. MCA will reimburse Dr.
Seuss Enterprises for the reasonable cost of any final audit resulting in Dr.
Seuss Enterprises' being due additional sums exceeding five percent of any payment at issue, otherwise, all audits shall be conducted at Dr. Seuss
Enterprises' sole expense.

12. BREACH/CURE

         Either party may terminate this Formal Agreement upon a material breach of the other party, subject to written notice and a reasonable opportunity to cure. Except as provided herein, any casual or inadvertent failure to make any payment due under this Formal Agreement will not constitute a material breach of this Formal Agreement unless Dr. Seuss Enterprises notifies MCA in writing that
MCA has failed to make such payment and MCA then fails to make such payment to
Dr. Seuss within 30 days after

                                       11

MCA's receipt of the notice (subject to events of Force Majeure as defined in
Section 15, below). Notwithstanding the foregoing, a breach and/or termination of any one agreement for a Theme Park containing the Dr. Seuss Elements shall not effect and/or cause a breach and/or termination of any other location's agreement for a Theme Park containing the Dr. Seuss Elements and Dr. Seuss
Enterprises shall be limited in its right to pursue its remedies against MCA in connection with such Theme Park wherein the breach and/or termination occurred.

13. NO JOINT VENTURE

         Nothing in this Formal Agreement shall be construed to place the parties in the relationship of partners or joint venturers, and neither party has any power to obligate or bind the other party in any manner whatsoever.

14. FORCE MAJEURE

         If MCA is prevented, materially hampered, or interrupted in the preparation or production or operation of "The Second Gate" or "The World of Dr.
Seuss" or other Theme Park containing the Dr. Seuss Elements pursuant to this
Formal Agreement by reason of any governmental law, action, inaction, ordinance, regulation, executive or judicial order, judgment or decree, earthquake, flood, fire, epidemic, accident, explosion, casualty, act of God, lockout, strike, labor controversy or threat thereof, riot, civil disturbance, boycott, war or armed conflict (whether or not officially declared), act of a public enemy, embargo, delay of a common carrier, the inability without fault on MCA's part to obtain sufficient material, labor transportation, power or other essential commodity or service required in the conduct of a Theme Park or merchandising hereunder, or by reason of any other cause of a similar nature which event has or might reasonably have the effect of interfering with MCA's ability to exploit the rights granted under this Formal Agreement ("Force Majeure Event"), MCA may suspend payment of any sums otherwise due to Dr. Seuss Enterprises for a period up to six months, but MCA will resume payment at the end of the Force Majeure
Event upon written notice to Dr. Seuss Enterprises. None of MCA's rights in the
Dr. Seuss Attractions will be affected by such suspension for a Force Majeure
Event and/or suspension of payments.

15. MISCELLANEOUS

    a. No waiver by any party of any breach of this Formal Agreement by the other party will be deemed a waiver of any preceding or succeeding breach of any provision of this Formal Agreement. The remedies provided in this Formal
Agreement are cumulative, and the exercise of one remedy will not preclude the exercise of any other remedy for the same default.

                                       12

    b. This Formal Agreement and the Exhibits attached to it are intended to be the final and complete expression of the agreement between the parties and supersedes any and all prior and contemporaneous agreements and understandings relating to the subject matter of this Formal Agreement, including the Short
Form Agreement effective as of April 21, 1994.

    c. This Formal Agreement may not be modified nor may any of its terms be waived except in writing signed by both parties. If any part of this Formal
Agreement is declared invalid or unenforceable by a court of competent jurisdiction, it shall not affect the validity of the balance of this Formal
Agreement.

    d. The headings of the paragraphs are for convenience only and in no way limit or affect the provisions of the Formal Agreement.

    e. This Formal Agreement is governed by and interpreted in accordance with the laws of the State of California applicable to agreements entered into and to be performed wholly in California.

    f. The parties agree to first submit any controversy or claim arising out of or relating to this Formal Agreement, or breach thereof, to non-binding mediation by a mediator to be selected by the parties. Any legal proceeding of any nature brought by either party against the other party to enforce any right or obligation under this Formal Agreement will be submitted only for trial before any state or federal court in the State of California, County of Los
Angeles. The parties expressly consent and submit to jurisdiction of any such court, waive all objections to such jurisdiction on the basis of venue, jurisdiction, or personal jurisdiction, and agree to accept service of process outside the State of California in any matter to be submitted to any court under this Formal Agreement.

    g. If any party brings an action to enforce or interpret the terms of this
Formal Agreement or to declare rights under the Formal Agreement or to recover for or prevent breach of the Formal Agreement, the prevailing party in any such action will be entitled to its reasonable attorneys' fees and costs to be paid by the losing party as fixed by the court as well as to such reasonable attorneys' fees and costs incurred in enforcing any judgment obtained.

                                       13

                                    EXHIBIT A

                                 THE PROPERTIES

Title                                          Date of            Copyright
-----                                          Copyright          Reg. No.
                                               Date of            Renewal
                                               Renewal            Reg. No.
                                               -------            --------
500 Hats of Bartholomew Cubbins                09/28/38           A121907
                                               11/19/65           R373275
And to Think That I Saw It on                  09/28/37           A112004
Mulberry Street                                10/06/64           R345815
Bartholomew & the Oobleck                      10/06/49           A37840
                                               11/05/76           R645569
Cat in the Hat                                 02/28/57           A281039
                                               01/31/85           RE240391
Cat in the Hat Comes Back                      09/05/58           A355615
                                               03/03/86           RE288973
Cat in the Hat Songbook                        08/22/67           A953771
Cat in the Hat (Spanish)                       04/13/67           A954923
Come Over to My House *                        09/07/66           A873098
Dr. Seuss' ABC Book                            08/29/63           A651707
                                               06/03/91           RE527899
                                               12/18/91           RE561716
Dr. Seuss' Sleep Book                          08/30/62           A599141
                                               01/22/90           RE465216
Fox in Socks                                   02/04/65           A765204
                                               06/19/93           RE625055
Green Eggs and Ham                             09/01/60           A475565
                                               01/19/88           RE376436
Happy Birthday to You                          10/01/59           A412696
                                               01/08/87           RE323355
Hop on Pop                                     02/05/63           A616710
                                               06/03/91           RE528173
                                               12/18/91           RE561717

                                       A-1

Horton Hears a Who                             09/27/50           A152927
                                               01/06/83           RE115184
How the Grinch Stole Christmas                 09/23/57           A312043
                                               02/11/85           RE238319
I Had Trouble Getting to Solla Sollew          08/27/65           A794059
                                               06/16/93           RE625058
I Wish That I Had Duck Feet *                  08/27/65           A794058
                                               06/19/93           RE625057
If I Ran the Circus                            09/11/56           A254660
                                               01/30/84           RE205426
If I Ran the Zoo                               09/27/50           A47792
                                               10/17/77           R674412
King's Stilts                                  10/04/39           A132666
                                               05/17/67           R410210
On Beyond Zebra                                09/19/55           A204493
                                               01/31/83           RE160864
One Fish Two Fish Red Fish Blue Fish           03/01/60           A35009
                                               01/19/88           RE376431
Scrambled Eggs Super!                          03/20/53           A84364
                                               (No renewal)
Sneetches and Other Stories **                 09/01/61           A543386
                                               01/17/89           RE425704
Ten Apples Up on Top *                         02/24/61           A512606
                                               01/17/89           R430091
Thidwick the Big-Hearted Moose                 08/16/48           A25079
                                               09/09/75           R613758
Yertle the Turtle and Other Stories            04/24/58           A336186
                                               03/03/86           RE288967
Because a Little Bug Went KaChoo *             09/30/75           A729059
Butter Battle Book                             04/10/84           TX1-345339
Cat's Quizzer                                  08/23/76           A808640
Did I Ever Tell You How Lucky You Are?         09/12/73           A502030
Eye Book *                                     10/07/68           A39909
Foot Book                                      10/07/68           A39908

Great Day for Up *                             08/27/74           A595526
Hooper Humperdink? Not Him! *                  09/20/76           A815130
Horton Hatches the Egg                         10/21/40           A147032
                                               01/19/68           R428772
Hunches in Bunches                             03/25/83           TX1-070382
I Can Draw It Myself                           08/28/70           A254607
I Can Lick 30 Tigers Today!                    09/26/69           A132498
I Can Read With My Eyes Shut!                  11/17/78           TX277144
I Can Write! *                                 08/12/71           A301287
I'm Not Going to Get Up Today *                05/12/88           TX2-342518
In a People House *                            08/15/72           A381487
Lorax                                          08/12/71           A301289
Many Mice of Mr. Brice                         04/09/90           VA-392557
(aka Pop-Up Mice of Mr. Brice) *                                  cover
                                                                  illustration
                                                                  only)
Marvin K. Mooney, Will You Please Go Now!      08/15/72           A381497
Maybe you Should Fly a Jet *                   01/26/81           TX633591
McElligot's Pool                               09/22/47           A17021
                                               11/04/74           R589631
Mr. Brown Can Moo!  Can You?                   08/28/70           A254461
My Book About Me *                             09/02/68           A149611
Oh, Say Can You Say?                           12/18/79           TX474051
Oh, the Places You'll Go! **                   10/19/90           VA430950
Oh, the Thinks You Can Think                   08/26/75           A692225
Please Try to Remember the                     10/17/77           A922415
First of Octember *
Shape of Me and Other Stuff                    07/24/73           A475432
There's a Wocket in My Pocket                  08/12/74           A595528
Tooth Book *                                   09/23/81           TX772784

Wacky Wednesday *                              09/10/74           A596273
Would You Rather be a Bullfrog?                08/26/75           A729058
You're Only Old Once                           04/14/86           TX1-807266
                                               08/26/91           TX3140074
Six by Seuss                                   08/26/91           TX3138467
Seven Lady Godivas                             09/20/39           A132274
                                               03/29/67           R407033
Dr. Seuss From Then to Now ***                 (applied for)
Daisy-Head Mayzie ****                         [Not yet published]

Any other Dr. Seuss books illustrated with typical Dr. Seuss characters, whether or not previously published by Theodor S. Geisel are included in this grant, but not books illustrated with other than typical Dr. Seuss illustrations and not fine art books.

* The illustrations to these titles are not included within the definition of the "Properties" under this Formal Agreement. Dr. Seuss, therefore, makes no grant and extends no warranties or indemnities with respect to said illustrations.

** MCA acknowledges and agrees that it may not exercise any of the rights granted to it under the Formal Agreement with respect to the book, Oh, the
Places You'll Go!, or to the story "What Was I Scared Of?" which is contained in the book Sneetches and Other Stories, until seven years from July 13, 1994.

*** Only the images and verse created by Theodor S. Geisel contained in this title are included in this grant. MCA acknowledges and agrees that some of the images and verse contained in this title are now in the public domain, and Dr.
Seuss Enterprises makes no grant and extends no warranties to such material.

**** MCA acknowledges and agrees that it may not exercise any of the rights granted to it under the Formal Agreement with respect to Daisy-Head Mayzie prior to seven years following the date of first broadcast of the animated television program based on the title.

                                      A-4

                                    EXHIBIT B

                            PREVIOUSLY GRANTED RIGHTS

         1. Miscellaneous existing contracts with respect to television programs, video products and dramatic presentations, none of which involve any rights inconsistent with rights granted hereunder.

         2. Agreement with Tri-Star Pictures, Inc., to produce a motion picture based on "Oh, the Places You'll Go!" and "What Was I Scared Of?" (from
"Sneetches and Other Stories") including certain rights with respect to
"Visiting Characters" from other Dr. Seuss books. Tri-Star Pictures, Inc., has acknowledged that the letter agreement attached hereto as Exhibit B-2 (and incorporated by this reference herein) clarifies Tri-Star Pictures, Inc.'s rights with respect of the Properties and the Visiting Characters.

         3. Agreement with Hanna-Barbera, Inc., to produce an animated television program based upon an as yet unpublished book entitled "Daisy-Head
Mayzie", to be published by Random House. Copyright ownership in the program is held jointly by Dr. Seuss Enterprises and Hanna-Barbera, Inc.

         4. Agreement with Living Books, Inc. to produce, sell and distribute electronic versions of books written by Theodor S. Geisel.

                                       B-1

                           DR. SEUSS ENTERPRISES, L.P.
                   c/o International Creative Management, Inc.
                               40 West 57th Street
                            New York, New York 10019

                                                              July 13, 1994

Lisbeth Aschenbrenner, Esq.
Senior Vice President, Legal Affairs
Tri-Star Pictures, Inc.
10202 West Washington Boulevard
Culver City, California 90232

Dear Ms. Aschenbrenner:

         Reference is made to that certain agreement between Theodor and Audrey
Geisel (the "Owner") and Tri-Star Pictures, Inc. ("Tri-Star") dated as of
September 7, 1990 (the "Agreement") pertaining to certain rights granted to
Tri-Star respecting Oh, the Places You'll Go! and What was I Scared of?
(hereinafter referred to as the "Property").

         This will acknowledge that theme park rights in the Property were not granted to TriStar by Owner under the Agreement either to the Property or to the
Visiting Characters as defined in said agreement.

         In consideration of Tri-Star's entering into this letter of clarification, Owner agrees that, if Owner elects to separately license theme park rights to the Property to a third party as distinct from a license to a third party of theme park rights to all or substantially all of the Dr. Seuss properties, Owner shall notify Tri-Star in writing of the terms and conditions it has been offered by such third party for such license and Tri-Star shall have the right to accept such terms and conditions not less than five business days after receipt thereof by written notice to Owner, in which event Owner shall license such theme park rights to TriStar on such basis. The terms and conditions which are presented to Tri-Star shall not include any terms which cannot be met as easily by one person as another.

         In the event Tri-Star declines such offer, Owner shall be free to license such theme park rights to a third party on a basis not less favorable to
Owner than that last offered to Tri-Star. However, it will not thereafter license such theme park rights to a third party on a basis less favorable to
Owner than that last offered to Tri-Star unless it first offers such terms and conditions to Tri-Star as set forth above.

                                  EXHIBIT B-2

                                    EXHIBIT C

                         TO THE FORMAL AGREEMENT BETWEEN
                                    MCA INC.
                         AND DR. SEUSS ENTERPRISES, L.P.
                           DATED AS OF APRIL 21, 1994

                  Attached is the Short Form Copyright License.

                                      C-1

                         SHORT FORM LICENSE OF COPYRIGHT

         Subject to the restrictions, exclusions, terms and conditions set forth in the agreement between Dr. Seuss Enterprises, L.P. ("Licensor") and MCA INC.
("Licensee") dated as of April 21, 1994 (the "Formal Agreement"), Licensor, for
valuable consideration received, sells, grants and assigns to Licensee and to such of its representatives, successors and assigns as may be authorized pursuant to the terms of the Formal Agreement, an exclusive license to the rights to any and all of the Dr. Seuss characters and any and all related characters and elements, including, but not limited to, the likenesses, digitized likenesses, visual representations, symbols, designs, personalities, voices, music, mannerisms, common phrases, themes, plots, elements and animation, and a non-exclusive merchandising license in connection with the same, for use by Licensee in, and in connection with, theme parks, amusement parks, studio attractions and other comparable venues throughout the world, all as set forth in more detail in the Formal Agreement.

         Dated as of this 27th day of Sept., 1994.

                                       DR. SEUSS ENTERPRISES, L.P.,

                                       By: Geisel-Seuss Enterprises, Inc.
                                           General Partner

                                           By: /s/ Audrey S. Geisel
                                               ---------------------------------
                                               Audrey S. Geisel, President

                                           By: /s/ Karl ZoBell
                                               ---------------------------------
                                               Karl ZoBell, Vice President

                                      C-2

STATE OF CALIFORNIA
                             }     SS.
COUNTY OF SAN DIEGO

On SEPTEMBER 27, 1994, before me, the undersigned Notary Public, personally appeared AUDREY S. GEISEL (X) personally known to me or ( ) proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument, and acknowledged to me that she executed the same in her authorized capacity, and that by her signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

                                       /s/ Mildred Basden
                                       -----------------------------------------
(S E A L)

STATE OF CALIFORNIA
                             }     SS.
COUNTY OF SAN DIEGO

On SEPT. 28, 1994, before me, the undersigned Notary Public, personally appeared
KARL ZOBELL (X) personally known to me or ( ) proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument, and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

                                       /s/ Mildred Basden
                                       -----------------------------------------
(S E A L)

                                      C-3

                                    EXHIBIT D

                         TO THE FORMAL AGREEMENT BETWEEN
                                    MCA INC.
                         AND DR. SEUSS ENTERPRISES, L.P.
                           DATED AS OF APRIL 21, 1994

                       Attached are the Heir's Agreements.

                                       D-1